7000 Shoreline Ct., Suite 370
South San Francisco, CA 94080
(650) 588-6404
www.hanabiosciences.com
        Investor & Media Contacts:
Remy Bernarda
Director, Investor Relations
investor.relations@hanabiosciences.com
ph. (650) 228-2769
fax (650) 588-2787

HANA BIOSCIENCES RECEIVES NOTICE FROM NASDAQ

South San Francisco, CA (May 27, 2008) - Hana Biosciences (NASDAQ: HNAB), a biopharmaceutical company focused on strengthening the foundation of cancer care, today announced that it received a letter on May 20, 2008, from the Nasdaq Stock Market, Inc., notifying the company that its total stockholders’ equity, as reported in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, does not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq Global Market set forth in Marketplace Rule 4450(a)(3).

In response to the NASDAQ letter, the Company has applied to transfer its common stock to the NASDAQ Capital Market to ensure that consistent and continual access to capital markets is maintained for all its shareholders. The NASDAQ Capital Market currently includes over 500 companies and operates in substantially the same manner as the NASDAQ Global Market. A NASDAQ Capital Market security satisfies all applicable qualification requirements for NASDAQ securities in Rule 4300 other than those applicable to NASDAQ National Market securities. All companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (NASDAQ: HNAB) is a South San Francisco, CA-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to strengthen the foundation of cancer care. The company is committed to creating value by building a best in-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as ``anticipates,'' ``expects,'' ``plans,'' ``believes,'' ``intends,'' and similar words or phrases. These forward-looking statements include without limitation, any statements regarding whether the Company’s application to transfer its common stock listing to the Nasdaq Capital Market will be approved and, if approved, the Company’s ability to maintain its listing on the Nasdaq Capital Market. Such statements involve risks and uncertainties that could cause actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Risks that may affect such forward-looking statements include the stock price of Hana’s common stock, as well as additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.

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